Exhibit 12
                                        CHIQUITA BRANDS INTERNATIONAL, INC.

                                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                                       PREFERRED STOCK DIVIDENDS (Unaudited)
                                        (In thousands, except ratio amounts)
                                                                                     Quarter Ended
                                                                                        March 31,
                                                                                -------------------------
                                                                                    1996          1995
                                                                                ----------     ----------

     Earnings:
        Income from continuing operations
          before income taxes                                                 $   30,228       $  41,899
        Interest expense                                                          35,167          41,417
        Portion of rentals representing interest cost                              8,406          12,301
        Amortization of capitalized interest                                         974           1,025
        Undistributed share of income of less-than-
          fifty percent owned investees                                             (208)           (513)
                                                                              ----------      ----------
                                                                              $   74,567       $  96,129
                                                                              ==========      ==========

     Fixed charges:
        Interest expense                                                      $   35,167       $  41,417
        Capitalized interest                                                          59             200
        Portion of rentals representing interest cost                              8,406          12,301
                                                                              ----------      ----------
                                                                              $   43,632       $  53,918
                                                                              ==========      ==========

          Ratio of earnings to fixed charges                                        1.71            1.78
                                                                              ==========      ==========




     Earnings                                                                 $   74,567       $  96,129
                                                                              ==========      ==========

     Fixed charges                                                            $   43,632       $  53,918
     Preferred stock dividends                                                     2,066           3,136
                                                                              ----------      ----------
                                                                              $   45,698       $  57,054
                                                                              ==========      ==========

          Ratio of earnings to combined fixed
           charges and preferred stock dividends                                    1.63            1.68
                                                                              ----------      ----------
     /TABLE
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